Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2015 FIRST QUARTER RESULTS

Sale of the Fuse network successfully completed on July 1, 2014

Company exploring possible separation of its businesses into two distinct public companies

Board of Directors authorized repurchase of up to $500 million of Class A common stock

NEW YORK, N.Y., October 31, 2014 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the first quarter ended September 30, 2014.

First quarter revenues of approximately $241.7 million grew 12%, as compared to the prior year quarter, primarily due to an increase in revenues in the Company’s MSG Entertainment and MSG Sports segments, partially offset by a decrease in revenues in the Company’s MSG Media segment. The increase in revenues in the MSG Entertainment segment reflects the positive impact of the Madison Square Garden Arena, the Forum and The Theater at Madison Square Garden being open in the fiscal 2015 first quarter, versus being closed during the prior year quarter. The increase in revenues in the MSG Sports segment also reflects the positive impact of the Madison Square Garden Arena being open in the first quarter. The decrease in revenues in the MSG Media segment primarily reflects the absence of revenues for the Fuse network, as the Company completed the sale of the network on July 1, 2014.

Adjusted operating cash flow (“AOCF”)(1) of $76.2 million increased 16%, as compared to the prior year quarter, primarily due to improved AOCF results in the Company’s MSG Entertainment and MSG Sports segments, partially offset by an increase in unallocated corporate expenses (“Other”). The absence of Fuse’s operating results did not have a material impact on MSG Media AOCF or total company AOCF in the fiscal 2015 first quarter. Operating income of $197.4 million increased by $157.5 million, as compared to the prior year quarter, primarily due to the $162.4 million pre-tax gain on the sale of Fuse, partially offset by other net operating income decreases. Net income of $108.1 million ($1.38 per diluted share) increased by $84.2 million, as compared to the prior year quarter, primarily due to the increase in total company operating income, partially offset by higher income tax expense.

President and CEO Tad Smith said: “Our Company started fiscal 2015 with double-digit increases in both revenues and AOCF in the first quarter. Our results were led by our MSG Entertainment segment, which benefited from The Garden, the Forum and The Theater at Madison Square Garden being open this quarter. As we recently announced, we are exploring separating our business into two companies, each with its own distinct value proposition for investors. One new company would be a premier live event and venue management company that would capitalize on significant opportunities to grow rapidly within the changing entertainment landscape. The second company would be a sports and media leader on a path of steady growth and high cash flow that we expect will result in capital returns to shareholders. We are optimistic that this transaction will improve upon the shareholder return created since MSG’s spin-off over four years ago.”

Results from Operations

Segment results for the quarters ended September 30, 2014 and 2013 are as follows:

	Revenues			AOCF			Operating Income (Loss)
$ millions	F’Q1 2015	F’Q1 2014	% Change	F’Q1 2015	F’Q1 2014	% Change	F’Q1 2015	F’Q1 2014	% Change
MSG Media	$142.7	$166.6	(14)%	$81.1	$81.5	(0)%	$239.4	$76.7	212%
MSG Entertainment	65.2	28.6	128%	(4.4)	(15.0)	71%	(8.2)	(18.4)	55%
MSG Sports	53.5	38.2	40%	7.6	2.9	161%	(6.4)	(0.4)	—
Other (includes eliminations)	(19.7)	(17.8)	(10)%	(8.1)	(3.9)	(111)%	(27.5)	(18.0)	(53)%

Total Company	$241.7	$215.6	12%	$76.2	$65.5	16%	$197.4	$39.9	395%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal 2015 first quarter as compared to the prior year period, MSG Media revenues of $142.7 million decreased 14%. Affiliation fee revenue decreased $13.9 million, primarily due to the absence of affiliation fee revenue for Fuse and, to a lesser extent, a favorable non-recurring affiliate adjustment that was recorded in the prior year first quarter. These decreases were partially offset by a small increase in affiliation fee revenue at MSG Networks (excluding the non-recurring affiliate adjustment), primarily due to higher affiliation rates, partially offset by the impact of a small percentage decrease in subscribers. Advertising revenue decreased $10.1 million, primarily due to the absence of advertising revenue for Fuse. First quarter AOCF of $81.1 million decreased slightly, due to the decrease in revenues, largely offset by a decrease in direct operating and selling, general and administrative expenses. Operating income of $239.4 million increased by $162.7 million, primarily due to the pre-tax gain on the sale of Fuse. The decrease in direct operating expenses was primarily due to the absence of expenses for Fuse, partially offset by higher expenses at MSG Networks, while the decrease in selling, general and administrative expenses was due to the absence of expenses for Fuse and, to a lesser extent, a decrease in expenses at MSG Networks.

MSG Entertainment

For the fiscal 2015 first quarter as compared to the prior year period, MSG Entertainment revenues of $65.2 million increased 128%. The increase was primarily due to higher event-related revenues, as well as higher venue-related sponsorship and signage and suite rental fee revenues at The Garden, the Forum and The Theater at Madison Square Garden, partially offset by lower event-related revenues at Radio City Music Hall. First quarter AOCF loss of $4.4 million improved by $10.6 million and operating loss of $8.2 million improved by $10.2 million, both due to the increase in revenues, partially offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses. The increase in direct operating expenses was primarily due to higher event-related operating expenses, mainly a result of the increase in the overall number of events held in the Company’s venues.

MSG Sports

For the fiscal 2015 first quarter as compared to the prior year period, MSG Sports revenues of $53.5 million increased 40%. The increase in revenues was primarily due to higher suite rental fee revenue, professional sports team pre/regular season ticket-related revenue, event-related revenues from other live sporting events and professional sports team sponsorship and signage revenues. AOCF increased by $4.7 million to $7.6 million, primarily due to the increase in revenues, partially offset by an increase in selling, general and administrative expenses and, to a lesser extent, an increase in direct operating expenses. Operating loss increased by $6.0 million to a loss of $6.4 million, primarily due to an increase in depreciation and amortization expense and selling, general and administrative expenses and, to a lesser extent, an increase in direct operating expenses, partially offset by the increase in revenues. The increase in depreciation and amortization expense was primarily due to accelerated depreciation related to a change in the planned use of the teams’ plane associated with a transition by the teams to a new travel program.

About The Madison Square Garden Company

The Madison Square Garden Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment and is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular and the New York Spring Spectacular, both featuring the Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, and 4) gains or losses on sales or dispositions of businesses. The Company excluded the gain on sale of Fuse from AOCF as it is not indicative of the Company’s ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 14139154

Conference call replay number is 855-859-2056 / Conference ID Number 14139154 until November 7, 2014

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2014	2013
Revenues	$241,740	$215,585
Direct operating expenses	(93,903)	(80,084)
Selling, general and administrative expenses	(75,300)	(72,831)
Depreciation and amortization	(37,601)	(22,807)
Gain on sale of Fuse	162,414	—

Operating income	197,350	39,863
Other income (expense):
Equity in loss of nonconsolidated affiliates	(2,604)	—
Interest expense, net	(727)	(1,288)
Miscellaneous income	714	6

Income from operations before income taxes	194,733	38,581
Income tax expense	(86,660)	(14,713)

Net income	$108,073	$23,868

Basic earnings per common share	$1.39	$0.31

Diluted earnings per common share	$1.38	$0.31

Basic weighted-average number of common shares outstanding	77,496	77,014
Diluted weighted-average number of common shares outstanding	78,290	78,101

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•	Gain on sale of Fuse. This adjustment eliminates the $162.4 million pre-tax gain on the sale of Fuse.

	Three Months Ended September 30,
	2014	2013
Operating income	$197,350	$39,863
Share-based compensation	3,617	2,830
Depreciation and amortization	37,601	22,807
Gain on sale of Fuse	(162,414)	—

Adjusted operating cash flow	$76,154	$65,500

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended September 30,
	2014	2013	% Change
MSG Media	$142,670	$166,615	(14)%
MSG Entertainment	65,235	28,625	128%
MSG Sports	53,505	38,165	40%
Other (including Inter-segment eliminations)	(19,670)	(17,820)	(10)%

Total Madison Square Garden Company	$241,740	$215,585	12%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2014	2013	Change	2014	2013	Change
MSG Media	$81,094	$81,450	(0)%	$239,433	$76,703	212%
MSG Entertainment	(4,420)	(15,010)	71%	(8,212)	(18,409)	55%
MSG Sports	7,624	2,923	161%	(6,383)	(410)	—
All other	(8,144)	(3,863)	(111)%	(27,488)	(18,021)	(53)%

Total Madison Square Garden Company	$76,154	$65,500	16%	$197,350	$39,863	395%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2014 (Unaudited)	June 30, 2014 (Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$320,763	$92,251
Restricted cash	9,824	9,823
Accounts receivable, net	116,769	135,369
Net related party receivables	25,411	25,156
Prepaid expenses	51,680	37,108
Other current assets	27,611	23,216
Assets held for sale	—	77,056

Total current assets	552,058	399,979
Investments in and loans to nonconsolidated affiliates	224,725	225,632
Property and equipment, net	1,237,584	1,252,467
Amortizable intangible assets, net	77,706	80,306
Indefinite-lived intangible assets	163,850	163,850
Goodwill	701,674	701,674
Other assets	111,668	102,053

Total assets	$3,069,265	$2,925,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,245	$16,710
Net related party payables	740	283
Income taxes payable	56,940	13,418
Accrued liabilities:
Employee related costs	63,351	102,097
Other accrued liabilities	107,986	159,585
Deferred revenue	413,300	300,937
Liabilities held for sale	—	11,171

Total current liabilities	655,562	604,201
Defined benefit and other postretirement obligations	71,209	75,728
Other employee related costs	52,809	61,284
Other liabilities	60,896	59,970
Deferred tax liability	518,331	520,334

Total liabilities	1,358,807	1,321,517

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 63,956 and 63,606 shares outstanding as of September 30, 2014 and June 30, 2014, respectively.	642	639
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of September 30, 2014 and June 30, 2014	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,078,279	1,081,055
Treasury stock, at cost, 300 and 317 shares as of September 30, 2014 and June 30, 2014, respectively	(7,134)	(7,537)
Retained earnings	660,935	552,862
Accumulated other comprehensive loss	(22,400)	(22,711)

Total stockholders’ equity	1,710,458	1,604,444

Total liabilities and stockholders’ equity	$3,069,265	$2,925,961

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2014	2013
Net cash provided by operating activities	$15,963	$79,995

Net cash provided by (used in) investing activities	218,582	(239,884)

Net cash provided by (used in) financing activities	(6,033)	1,107

Net increase (decrease) in cash and cash equivalents	228,512	(158,782)
Cash and cash equivalents at beginning of period	92,251	277,913

Cash and cash equivalents at end of period	$320,763	$119,131